Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com

Boykin Lodging Announces 2004 Financial Results

Cleveland, Ohio, February 23, 2005 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the fourth quarter and full year ended December 31, 2004.

Financial Highlights:

Revenue per available room (RevPAR) for the quarter for the open hotels increased 8.3% to $56.30 from last year’s $51.97. Occupancy increased to 58.1% from 54.3% and the average daily room rate increased to $96.97 from $95.75.

The Company’s net loss attributable to common shareholders for the fourth quarter of 2004 totaled $4.8 million, or $0.27 per fully-diluted share, compared with the same period last year when the Company experienced a net loss of $3.6 million, or $0.21 per share.

Funds from operations attributable to common shareholders (FFO) for the fourth quarter totaled $0.7 million, or $0.04 per fully-diluted share, in line with the Company’s guidance. The decrease from fourth-quarter 2003 FFO of $2.1 million, or $0.12 per share, was primarily due to the decrease in contribution from condominium development and unit sales. In the fourth-quarter of 2003, condominium sales contributed $2.1 million net of minority interest, whereas there was no similar contribution for the fourth quarter of 2004. This decrease was partially offset by an impairment charge taken in the fourth quarter of 2003, with no similar impairment charge in 2004.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $6.0 million, down from last year’s fourth quarter EBITDA of $8.1 million, primarily due to the decrease in contribution from condominium sales. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

Details of Fourth Quarter Results:

Revenues from continuing operations for the quarter ended December 31, 2004, were $50.3 million, compared with revenues of $55.3 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in condominium development and unit sales due to the completion of the Sanibel View Villas project in 2003 and the completion of the White Sand Villas project during the third quarter of 2004. Offsetting this decrease is an increase in revenues from continuing hotel operations, which were $49.4 million in 2004 versus $47.0 million for the same period last year. This increase in revenues from continuing hotel operations occurred despite the fact two hotels located in Melbourne, Florida, which were closed for the entire fourth quarter of 2004 following Hurricane Frances in September, contributed approximately 5% of the fourth quarter 2003 hotel revenues. Included in fourth quarter 2004 hotel revenues is the recognition of approximately $0.9 million of expected business interruption insurance recoveries related to these properties.

For the comparable properties, consisting of the 19 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the full fourth quarter of both years, excluding hotels closed due to hurricane damage, RevPAR increased 9.3% to $52.92 in 2004 from $48.40 in 2003. Occupancy increased to 57.2% from 52.5% while the average daily room rate increased slightly to $92.45 in 2004 versus $92.15 in 2003.

Increases in RevPAR were primarily the result of increases in occupancy, negatively impacting hotel profit margins. Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, for the consolidated properties included in continuing operations averaged 20.5% for the fourth quarter of 2004, compared with 21.4% for the 2003 period. Approximately 50 basis points of this decline was attributable to the closure of the two Melbourne properties. The remainder of the decrease is a result of increased payroll taxes, utilities and the enhanced focus on preventative maintenance across all properties.

Included in the prior year fourth-quarter results related to discontinued operations is a $2.8 million impairment loss. Net of minority interests, the impairment charge approximated $1.3 million, or approximately $0.07 per share.

The operating results of the five properties sold during each of 2003 and 2004 are reflected in the financial statements as discontinued operations for all periods presented. Additionally, the Company acquired the Radisson Suite Beach Resort on Marco Island, Florida in August 2003.

Year-to-date Results:

RevPAR for the open hotels increased 4.7% to $60.65 from last year’s $57.93. Occupancy increased to 61.6% from 59.5% and the average daily room rate increased to $98.47 from $97.31.

The Company’s net loss attributable to common shareholders for the year ended December 31, 2004 totaled $4.9 million versus $8.2 million for 2003. Continuing operating revenues for 2004 totaled $220.4 million, compared with $231.6 for 2003.

RevPAR for the 18 comparable hotels, excluding the two Melbourne hotels closed after Hurricane Frances, increased 3.3% to $55.84 from last year’s $54.06, as occupancy rose to 60.8% from 58.9% and the average daily rate increased slightly, to $91.89 from $91.76. During 2004, hotel profit margins of the consolidated properties included in continuing operations averaged 24.4%, compared with 24.2% for the previous year. Excluding the two Melbourne properties, margins would have increased 50 basis points.

EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $32.8 million, down from last year’s EBITDA of $45.6 million. For 2004, FFO of $9.7 million, or $0.56 per fully-diluted share, was below last year’s FFO of $18.3 million, or $1.05 per share. Included in the 2004 net loss, EBITDA and FFO is a $4.3 million impairment charge, or $3.7 million net of minority interest, or $0.21 per share. Included in the prior year results was a $2.8 million impairment loss, or $1.3 million net of minority interests, approximately $0.07 per share.

Included in 2004 hotel revenues are approximately $2.3 million of business interruption insurance recoveries related to the two Melbourne, Florida properties and the Berkeley property.

In 2004, the Company received approximately $3.4 million of property insurance recoveries in excess of the net book value of the assets disposed in 2003 related to the ongoing renovation at its Berkeley property. The proceeds are reflected as gain on sale/disposal of assets within the financial statements. In 2003, this amount totaled $0.9 million. The renovation of the property was completed in July 2004.

Capital Structure:

At December 31, 2004, Boykin had $13.5 million of cash and cash equivalents, and total consolidated debt of $200.0 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $25.0 million at December 31, 2004.

The $91.1 million balance of the Company’s $108.0 million term loan is scheduled to mature in July 2005. The Company is currently evaluating its refinancing options.

Reconstruction of Melbourne, Florida Hotels:

Based upon current estimates of the availability of labor and materials, the Company expects the repair of the two Melbourne, Florida properties to be completed during late 2005 or early 2006. Current estimates are that the aggregate costs for the repairs of the two properties will exceed $30 million. The Company anticipates that a majority of these costs will be recovered from property insurance coverage.

Condominium Hotels:

The Company stated that it is currently marketing units in the final phase of the redevelopment of the Pink Shell Beach Resort & Spa, a new 43 beach-front unit condo-hotel tower named Captiva Villas. Buildings previously located on the site were demolished in February 2005 and construction of the new building is expected to commence this summer.

Additionally, the Company noted that it is currently exploring the possibility of converting the Melbourne Quality Suites into a condo-hotel.

Outlook:

Based upon the current booking trends, the Company anticipates first-quarter 2005 RevPAR for the portfolio will be 6.0% to 7.5% above the same period last year, with full-year 2005 RevPAR 5.0% to 7.0% above 2004. Based upon these assumptions, the Company expects a net loss ranging between $0.18 and $0.16 for the first quarter and between $0.56 and $0.43 per share for the full year. FFO is expected to range between $0.13 and $0.15 per fully-diluted share for the first quarter and $0.61 and $0.75 per share for the full year. The net loss projections for the quarter and the year do not include gains from property or asset dispositions which may occur during the year.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “We are excited about the continuous improvement that we are seeing in RevPAR as well as increases in demand, especially transient, now that the economy and the hotel industry overall appear to be in full recovery mode.”

Mr. Boykin continued, “With the expected improvement in hotel performance in 2005, we will continue to review our cash flow and taxable income projections throughout the year and may consider recommending to the Board the reinstatement of a common share dividend during 2005.”

The Company will hold a conference call with financial analysts to discuss fourth-quarter and full year 2004 results at 2:00 p.m. Eastern Time today, February 23, 2005. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 24 hotels containing a total of 7,166 rooms located in 16 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com .

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company defines comparable properties as those that are consolidated into the Company’s financial statements and which are operated under the TRS structure for the period that is being discussed for both the current and prior year and are owned as of the last day of the most recent fiscal period.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
OPERATING DATA:	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Hotel revenues
Rooms	$29,131	$28,299	$133,597	$122,821
Food and beverage	16,709	16,247	62,407	58,268
Other	3,580	2,496	14,414	11,314

Total hotel revenues	49,420	47,042	210,418	192,403
Lease revenue	788	783	2,045	1,958
Other operating revenue	84	80	380	311
Revenues from condominium development and unit sales	—	7,351	7,541	36,883

Total revenues	50,292	55,256	220,384	231,555

Expenses:
Hotel operating expenses
Rooms	8,093	7,576	33,772	30,850
Food and beverage	10,930	10,835	43,045	40,877
Other direct	1,888	1,666	8,181	7,142
Indirect	16,920	15,715	68,256	61,672
Management fees to related party	1,451	1,166	5,801	4,339
Management fees — other	10	27	59	882

Total hotel operating expenses	39,292	36,985	159,114	145,762
Property taxes, insurance and other	3,633	3,774	15,117	14,530
Cost of condominium development and unit sales	—	4,825	5,509	24,645
Real estate related depreciation and amortization	6,163	6,326	24,017	26,085
Corporate general and administrative	2,068	2,329	8,801	8,138

Total operating expenses	51,156	54,239	212,558	219,160

Operating income (loss)	(864)	1,017	7,826	12,395

Interest income	247	238	387	602
Other income	—	18	8	39
Interest expense	(3,119)	(3,498)	(13,629)	(14,923)
Amortization of deferred financing costs	(364)	(217)	(1,367)	(1,906)
Minority interest in earnings of joint ventures	(61)	(60)	(141)	(133)
Minority interest in loss of operating partnership	987	542	1,879	1,946
Equity in loss of unconsolidated joint ventures	(240)	(52)	(814)	(870)

Loss before gain on sale/disposal of assets and discontinued operations Operations	(3,414)	(2,012)	(5,851)	(2,850)
Gain (loss) on sale/disposal of assets	(196)	944	3,157	954

Loss before discontinued operations	(3,610)	(1,068)	(2,694)	(1,896)
Discontinued operations:
Operating loss from discontinued operations, net of operating partnership minority interest income of $33 and $246 for the three months ended December 31, 2004 and 2003, respectively, and $1,038 and $387 for the years ended December 31, 2004 and 2003, respectively	(188)	(1,388)	(5,890)	(2,184)
Gain on sale of assets, net of operating partnership minority interest expense of $39 for the three months ended December 31, 2004 and $1,484 and $116 for the years ended December 31, 2004 and 2003, respectively	231	—	8,424	654

Net loss	$(3,567)	$(2,456)	$(160)	$(3,426)

Preferred dividends	(1,188)	(1,188)	(4,751)	(4,751)

Net loss attributable to common shareholders	$(4,755)	$(3,644)	$(4,911)	$(8,177)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net loss	$(3,567)	$(2,456)	$(160)	$(3,426)
Minority interest (a)	(943)	(1,964)	803	(3,319)
Gain on sale/disposal of assets	(74)	(944)	(13,065)	(1,724)
Gain on sale/disposal of assets included in discontinued operations	—	(212)	(15)	(550)
Real estate related depreciation and amortization	6,163	6,326	24,017	26,085
Real estate related depreciation and amortization included in discontinued operations	54	1,247	2,602	5,632
Equity in loss of unconsolidated joint ventures	240	52	814	870
FFO adjustment related to joint ventures	169	1,593	1,016	2,324
Preferred dividends declared	(1,188)	(1,188)	(4,751)	(4,751)

Funds from operations after preferred dividends	$854	$2,454	$11,261	$21,141
Less: Funds from operations related to minority interest	114	333	1,519	2,866

Funds from operations attributable to common shareholders	$740	$2,121	$9,742	$18,275

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income (loss)	$(864)	$1,017	$7,826	$12,395
Interest income	247	238	387	602
Other income	—	18	8	39
Real estate related depreciation and amortization	6,163	6,326	24,017	26,085
EBITDA attributable to discontinued operations	(189)	(1,508)	(1,959)	2,783
Company’s share of EBITDA of unconsolidated joint ventures	682	804	2,713	2,667
EBITDA attributable to joint venture minority interest	(72)	1,164	(185)	1,058

EBITDA	$5,967	$8,059	$32,807	$45,629

(a) includes joint venture minority interest expense included in discontinued operations

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
PER-SHARE DATA:	2004	2003	2004	2003
Net loss attributable to common shareholders before discontinued operations per share:
Basic	$(0.28)	$(0.13)	$(0.43)	$(0.38)
Diluted	$(0.28)	$(0.13)	$(0.43)	$(0.38)
Discontinued operations per share:
Basic	$0.00	$(0.08)	$0.15	$(0.09)
Diluted	$0.00	$(0.08)	$0.14	$(0.09)
Net loss attributable to common shareholders per share (a):
Basic	$(0.27)	$(0.21)	$(0.28)	$(0.47)
Diluted	$(0.27)	$(0.21)	$(0.28)	$(0.47)
FFO attributable to common shareholders per share:
Basic	$0.04	$0.12	$0.56	$1.05
Diluted	$0.04	$0.12	$0.56	$1.05
Weighted average common shares outstanding — Basic	17,450,314	17,344,380	17,426,458	17,336,258
Effect of dilutive securities:
Common stock options	34,488	39,586	28,213	18,332
Restricted share grants	101,819	125,020	98,530	115,062

Weighted average common shares outstanding — Diluted	17,586,621	17,508,986	17,553,201	17,469,652
(a) per share amounts may not add due to rounding

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
HOTEL STATISTICS:
All Hotels (22 hotels) (a)(b)
Hotel revenues	$55,457	$51,503	$229,377	$217,161
RevPAR	$56.30	$51.97	$60.65	$57.93
Occupancy	58.1%	54.3%	61.6%	59.5%
Average daily rate	$96.97	$95.75	$98.47	$97.31
Comparable Hotels (c)
Hotel revenues	$48,506	$44,519	$187,452	$178,404
RevPAR	$52.92	$48.40	$55.84	$54.06
Occupancy	57.2%	52.5%	60.8%	58.9%
Average daily rate	$92.45	$92.15	$91.89	$91.76

(a)	Includes all hotels owned or partially owned by Boykin as of December 31, 2004 less properties not operating due to damage caused by hurricanes.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes all consolidated hotels operated under the TRS structure for all periods presented and owned or partially owned by Boykin as of December 31, 2004 less properties not operating due to damage caused by hurricanes.

	December 31,	December 31,
SELECTED BALANCE SHEET INFORMATION:	2004	2003
Assets
Investment in hotel properties	$545,142	$534,475
Accumulated depreciation	(134,347)	(124,599)

Investment in hotel properties, net	410,795	409,876
Cash and cash equivalents including restricted cash	26,543	29,378
Accounts receivable, net	12,180	40,242
Investment in unconsolidated joint ventures	14,048	16,158
Other assets	13,814	12,854
Assets of discontinued operations, net	—	82,784

Total Assets	$477,380	$591,292

Liabilities and Shareholders’ Equity
Outstanding debt	$199,985	$282,019
Accounts payable and accrued expenses	38,958	45,498
Minority interest in joint ventures	927	967
Minority interest in operating partnership	10,062	11,495
Liabilities related to discontinued operations	—	19,772
Shareholders’ equity	227,448	231,541

Total Liabilities and Shareholders’ Equity	$477,380	$591,292